Exhibit 99.1
Press Release
DENVER, CO—July 27, 2015	Contact: Shelby Noble
Phone: 720.922.6082
UDR ANNOUNCES SECOND QUARTER 2015 RESULTS AND INCREASES FULL-YEAR 2015 EARNINGS AND SAME-STORE GUIDANCE RANGES
UDR (the “Company”) Second Quarter 2015 Highlights:

•	Funds from Operations (“FFO”) per share was $0.41 (+6% year-over-year), FFO as Adjusted per share was $0.42 (+9%), and AFFO per share was $0.38 (+11%).

•	Year-over-year same-store (“SS”) revenue and net operating income (“NOI”) growth for the quarter were 5.4 percent and 6.8 percent, respectively.

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As previously announced, the Company invested $136 million for a 48 percent interest in a $559 million development joint venture that is comprised of five communities, in various stages of construction, on the West Coast. The transaction closed in May 2015 and was immediately accretive to FFO per share.

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During the quarter, the Company announced an agreement to acquire up to six apartment communities valued at $908 million in the recovering Washington, DC market as part of the Home Properties merger with Lone Star Funds. The transaction is expected to close in the third or fourth quarter of 2015.

•	Sold three wholly-owned communities located in Orlando, FL, Tampa, FL and Portland, OR for approximately $110 million at a weighted average 5.7 percent cash flow cap rate.

•	Commenced construction on Pacific City, a $342 million, 516-home development located in Huntington Beach, CA.

•	Received a senior unsecured credit rating upgrade from S&P Rating Services to BBB+.

•	Increased full-year 2015 earnings and same-store growth guidance:

◦	FFO per share guidance range increased by $0.01 at the midpoint. FFO as Adjusted and AFFO per share guidance ranges increased by $0.02 at the midpoints, or 1.2 and 1.4 percent, respectively.

◦	SS revenue growth guidance range: 5.00 to 5.50 percent (+75 bps at the midpoint).

◦	SS NOI growth guidance range: 5.75 to 6.75 percent (+100 bps at the midpoint).

	Q2 2015	Q2 2014	YTD 2015	YTD 2014
FFO per share	$0.41	$0.39	$0.84	$0.75
Acquisition-related costs/(fees), including joint ventures	0.006	0.000	0.006	0.000
Cost/(benefit) associated with debt extinguishment and other	—	0.001	—	0.001
Texas Joint Venture promote and disposition fee income	—	—	0.035	—
Long-term incentive plan transition costs	0.004	—	0.007	—
(Gain)/loss on sale of land	—	—	—	0.004
Casualty-related (recoveries)/charges, net	0.003	—	0.007	0.002
FFO as Adjusted per share	$0.42	$0.39	$0.82	$0.74
Recurring capital expenditures	(0.037)	(0.042)	(0.064)	(0.067)
AFFO per share	$0.38	$0.34	$0.76	$0.68
A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s second quarter supplemental package.

Operations

Same-store NOI increased 6.8 percent year-over-year in the second quarter of 2015 driven by same-store revenue growth of 5.4 percent against a 1.8 percent increase in same-store expenses. Same-store physical occupancy was 96.9 percent as compared to 96.8 percent in the prior year period. The second quarter annualized rate of turnover was 55.9 percent representing a 110 basis points increase year-over-year.
Summary of Same-Store Results Second Quarter 2015 versus Second Quarter 2014

Region	Revenue Growth	Expense Growth/(Decline)	NOI Growth	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	7.3%	(1.5)%	10.5%	41.2%	96.6%	11,733
Mid-Atlantic	2.1%	3.5%	1.5%	24.2%	96.8%	9,240
Southeast	5.9%	4.5%	6.6%	14.3%	97.1%	7,895
Northeast	5.6%	6.9%	5.2%	13.1%	97.6%	2,384
Southwest	5.4%	0.1%	8.9%	7.2%	97.1%	3,998
Total	5.4%	1.8%	6.8%	100.0%	96.9%	35,250

(1)	Based on Q2 2015 NOI.

(2)	Weighted average same-store occupancy for the quarter.

(3)
During the second quarter, 35,250 apartment homes, or approximately 90 percent of 39,404 total consolidated apartment homes (versus 49,322 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Sequentially, same-store NOI increased by 3.8 percent on revenue growth of 2.2 percent coupled with a 1.4 percent decline in expenses in the second quarter of 2015.
Year-to-date, for the six months ended June 30, 2015, the Company’s same-store revenue increased 5.2 percent against a 2.1 percent increase in same-store expenses resulting in a same-store NOI increase of 6.6 percent year-over-year. Same-store physical occupancy was 96.8% as compared to 96.5% in the prior year period.
Development and Redevelopment Activity
At the end of the second quarter, the Company’s pro-rata share of the development pipeline totaled $1,066 million and the equity commitment was 69 percent funded. The $1,066 million consisted of $397 million of completed, non-stabilized projects and $670 million of under construction projects. Of the remaining $670 million in development projects left to complete, $162 million is expected to be completed in 2016, $166 million in 2017 and the balance in 2018. The development pipeline is currently expected to produce a weighted average spread between estimated stabilized yields and current market cap rates at or above the upper end of the Company’s 150 to 200 basis point targeted range.
The Company had an additional pro rata share of development exposure totaling $363 million through preferred equity and participating loan investments and the Company’s equity commitment was 94 percent funded. The $363 million consisted of $92 million of completed, non-stabilized projects and $271 million of under construction projects. Of the remaining $271 million in development projects left to complete, $215 is expected to be completed in 2016, and the balance in 2017.
The Company commenced one new development project during the second quarter. Pacific City, a 516-home community located in Huntington Beach, CA, is being developed for a budgeted cost of $342 million and is included in the Company’s $1,066 million development pipeline. The project is expected to be completed in 2018.
Transactional Activity
During the quarter, the Company entered into an agreement with Lone Star, Inc., Lone Star L.P (collectively “Lone Star”), Home Properties, Inc. and Home Operating Partnership (collectively “Home”) to acquire up to six communities in the Washington, DC market for total consideration of up to $908 million at an estimated year-one cap rate of approximately 5.2 percent. The terms of the transaction are dependent on the number of Home OP unitholders converting to common OP units of a newly formed operating partnership of the Company (“UDR OP Units”). If all Home OP unitholders convert to UDR OP Units, the transaction would be funded through a combination of $753 million UDR OP Units issued at $35 per unit, the assumption of $90 million of debt and $65 million in cash. The number of UDR OP Units and the amount of cash will be determined at the closing of the consent solicitation of the Home OP unitholders which we anticipate to be completed during the first week of August 2015.
Based upon the level of Home OP unitholders electing to receive UDR OP units, UDR will have the option to either acquire less than six properties or to acquire some of the properties through Section 1031 exchanges pursuant to the Internal Revenue Code. The closing of the transaction is subject to certain customary closing conditions, including, among others, the satisfaction (or waiver) of certain closing conditions to the merger between Lone Star and Home, and is anticipated to occur during the third or fourth quarter of 2015.
The transaction will be accretive to 2016 FFO, FFO as Adjusted and AFFO by up to $0.015 per share depending on the number of units issued and the assets acquired. Additionally, if all Home OP unitholders convert to UDR OP Units, the Company’s 2016 balance sheet metrics will be positively impacted with debt to assets and net debt to EBITDA incrementally improving by up to 175 basis points and 0.2x, respectively.
Additionally, during the quarter, the Company disposed of three communities containing 812 homes in Orlando, FL, Tampa, FL and Portland, OR for an aggregate sales price of $110 million. Combined, the three sales were transacted at a weighted average 5.7 percent cash flow cap rate, had an average monthly revenue per occupied home of $1,190 in the second quarter of 2015 and were 30 years old on average.
Joint Venture / Partnership Investment Activity
As previously announced, the Company entered into a joint venture agreement with real estate private equity firm, The Wolff Company, Scottsdale, AZ (the “Partner”) to invest $136 million for a 48 percent interest in a portfolio of five communities that are currently under construction. The transaction closed in May 2015. The communities are located in three of the Company’s core, coastal markets: Metro Seattle, Los Angeles and Orange County, CA. The Company’s investment is based on an initial all-in price of $559 million and the transaction will be immediately accretive to FFO per share. The Company’s average stabilized yield on initial price is estimated at 5.4 percent. In addition, the Company will earn a 6.5 percent preferred return on its $136 million investment through each individual community’s date of stabilization, defined as when a community reaches 80 percent occupancy for ninety consecutive days, while the Partner is allocated all economics (income and expense) during the pre-stabilization period. Upon stabilization, economics will be shared based on each partner’s ownership percentage. The Company will serve as property manager and be paid a management fee during the lease-up phase and subsequent operation of each of the communities.
The Company has a fixed price option to acquire the Partner’s remaining interest in each community beginning one year after completion. If the options are exercised for all five communities, the Company’s total price will be $597 million and the all-in stabilized yield is estimated to be 5.0 percent. In the event the Company does not exercise its options to purchase at least two communities, the Partner will be entitled to a 6.5 percent return on its implied equity in the communities not acquired. The Partner is providing certain guaranties and there will be construction loans on all five communities.
Once completed the five communities will contain 1,533 homes with a weighted average size of 844 square feet and a total of 29,100 square feet of retail.
Additional details on the transaction can be found on the Company’s website at www.udr.com.
Balance Sheet
During the quarter, S&P Rating Services upgraded the Company’s senior unsecured credit rating to BBB+.

At June 30, 2015, the Company had $446 million in availability through a combination of cash and undrawn capacity on its credit facilities.
The Company’s total indebtedness at June 30, 2015 was $3.6 billion. The Company ended the quarter with fixed-rate debt representing 75.7 percent of its total debt, a total blended interest rate of 3.6 percent and a weighted average maturity of 4.1 years. The Company’s leverage was 37.5 percent versus 40.5 percent a year ago, net debt-to-EBITDA was 6.2x versus 6.9x a year ago and fixed charge coverage was 4.2x versus 3.6x a year ago.
Dividend
As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2015 in the amount of $0.2775 per share. The dividend will be paid in cash on July 31, 2015 to UDR common stock shareholders of record as of July 10, 2015. The second quarter 2015 dividend will represent the 171st consecutive quarterly dividend paid by the Company on its common stock.
On an annualized declared basis, the Company’s $1.11 per share 2015 dividend represents a 7 percent increase versus 2014.

Outlook
For the third quarter of 2015, the Company has established the following earnings guidance ranges:

• FFO per share:	$0.39 to $0.41
• FFO as Adjusted per share:	$0.39 to $0.41
• AFFO per share:	$0.34 to $0.36

For the full-year 2015, the Company has increased its previously provided earnings guidance ranges as a result of better-than-expected operations and expected accretion from its newly formed West Coast development joint venture:

	Revised	April 2015
FFO per share	$1.64 to $1.68	$1.63 to $1.67
FFO as Adjusted per share	$1.63 to $1.67	$1.61 to $1.65
AFFO per share	$1.46 to $1.50	$1.44 to $1.48

For the full-year 2015, the Company has increased its previously provided same-store growth guidance ranges as a result of stronger-than-expected new lease and renewal rate growth combined with stable occupancy and lower turnover:

	Revised	February 2015
Revenue	5.00% to 5.50%	4.25% to 4.75%
Expense	2.50% to 3.00%	2.50% to 3.00%
Net operating income	5.75% to 6.75%	4.75% to 5.75%

Additional assumptions for the Company’s third quarter and full-year 2015 guidance can be found on Attachment 15 of the Company’s second quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at www.udr.com.
Conference Call and Webcast Information
UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 28, 2015 to discuss second quarter results. The webcast will be available on UDR's website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 888-576-4382 for domestic and 719-325-2280 for international and provide the following conference ID number: 3327676.

A replay of the conference call will be available through August 27, 2015, by dialing 888-203-1112 for domestic and 719-457-0820 for international and entering the confirmation number, 3327676, when prompted for the passcode.

A replay of the call will be available for 30 days on UDR's website at www.udr.com.
Full Text of the Earnings Report and Supplemental Data
Internet -- The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.
Mail -- For those without Internet access, the second quarter 2015 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-922-6082.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income, our expectation that we will be able to close the acquisition of the Washington, DC properties from Home Properties generally on the terms that we have disclosed and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.
This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2015, UDR owned or had an ownership position in 49,322 apartment homes including 3,222 homes under development. For 43 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.